INTRENET, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 6, 1998

     The annual meeting of shareholders of Intrenet, Inc. will be held at 270 Park Avenue, Conference Room E, Eleventh Floor,
New York, New York, on Wednesday, May 6, 1998, at 9:30 a.m., New
York City time, for the following purposes:

	(1) To elect six directors to serve until the next annual meeting of shareholders and until their successors are elected and have qualified;

	(2)    To approve or disapprove the appointment of Arthur
Andersen LLP as auditors for the Company for 1998; and

	(3) To transact such other business as may properly come before the meeting.

All shareholders of record at the close of business on March 27, 1998, will be eligible to vote.

It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, your proxy will be canceled.

				Roger T. Burbage, Secretary


(ANNUAL REPORT CONCURRENTLY MAILED)


INTRENET, INC.
400 Technecenter Drive
Milford, Ohio  45150


PROXY STATEMENT

Annual Meeting of Shareholders May 6, 1998

This statement is being furnished on or about April 13, 1998, in connection with the solicitation by the Board of Directors of Intrenet, Inc. (the "Company") of proxies to be voted at the annual meeting of shareholders to be held at 9:30 a.m., New York City time, on Wednesday, May 6, 1998 at 270 Park Avenue, Conference Room E, Eleventh Floor, New York, New York, for the purposes set forth in the accompanying Notice.

At the close of business on March 27, 1998, the record date for the meeting, there were 13,550,638 shares of common stock, without par value, of the Company ("Common Stock") outstanding and entitled to vote at the meeting. On all matters, including the election of directors, each shareholder will have one (1) vote for each share held.

If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it is voted. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. Attendance in person at the meeting by a shareholder will constitute revocation of a proxy, and the shareholder may vote in person.

Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1 and for the proposal shown as Proposal 2. Directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting. Approval of Proposal 2 requires that the number of votes in favor of the proposal be greater than the number opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Neither the non-voting of shares nor abstentions on a specific proposal will affect the determination of whether such proposal will be approved.

The Board of Directors knows of no matters, other than those reported below, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

The cost of this solicitation of proxies will be borne by the Company.


ELECTION OF DIRECTORS

Nominees

At the annual meeting, six directors are to be elected. Each director will hold office for a term of one year and until his successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the six persons identified below, each of whom is now a director. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If, for any reason, one or more of such persons is unable to serve, it is the intention of the persons named in the accompanying form of proxy to nominate such other person(s) as director as they may in their discretion determine, in which event the shares will be voted for such other person(s).

The names, ages and principal occupations of the nominees and other directorships held by them are set forth below. Unless otherwise indicated in the following table, the principal occupation of each nominee has been the same for the last five years.

                             Director
         Name           Age    Since  Principal Occupation
John P. Delavan         45     1996   President and CEO of the Company.  Mr. Delavan has
                                      been President and CEO since June 1996. From 1991
                                      to June 1996, he was President and Chief Executive
                                      Officer of Landstar Inway, Inc. (truckload carrier
                                      subsidiary of Landstar Systems, Inc.).

Ned N.  Fleming, III    37     1997   President and Director of Spinnaker Industries, Inc.
                                      (diversified manufacturing company) since June 1994,
                                      and a principal of Boyle Fleming & Company, Inc.
                                      (investment banking firm) since May 1993. From 1988
                                      to 1993, Mr. Fleming was an associate with Cardinal
                                      Investment Company, Inc., an investment concern.

Eric C. Jackson         53     1993   Chief Executive Officer, Great Basin Companies
                                      (group of truck dealerships).

Edwin H. Morgens        56     1991   Chairman, Morgens, Waterfall, Vintiadis & Company,
                                      Inc. (financial services firm). Mr. Morgens is a director
                                      of Trans Montaigne Oil Company and Programmers
                                      Paradise, Inc. Mr. Morgens  also  serves as Chairman
                                      of the Board of the Company.

Thomas J.  Noonan, Jr.  58     1990   Executive Vice President and Chief Financial Officer,
                                      Herman's Sporting Goods, from July 1994 to present.
                                      From February 1993 to June 1994, he was a Managing
                                      Director and Chief Executive Officer of TFGII, a
                                      management consulting firm.  From March 1990 to
                                      January 1993, Mr. Noonan was Executive Vice
                                      President of the Company.  Mr. Noonan is also a
                                      director of Richman Gordman 1/2 Price Stores.

Philip Scaturro         59     1996   Executive Vice President and Managing Director
                                      Allen & Company, Inc. (investment banking firm) for
                                      more than the past five years. Mr. Scaturro is also a
                                      director of United Asset Management Corporation.

The Board of Directors recommends a vote FOR the above nominees.

Meetings and Committees

During 1997, the Board of Directors of the Company held four meetings. No director attended fewer than 75% of the aggregate of the total number of meetings held in 1997 by the Board of Directors and its committees on which such director served.

The Board of Directors had an Audit Committee, a Compensation
Committee, an Incentive Compensation Committee, a Nominating
Committee and a Strategy Committee during 1997.

The Audit Committee, which currently consists of Messrs. Noonan and Fleming, recommends the appointment of the Company's auditors and meets with the auditors to discuss accounting matters and internal controls. The Audit Committee met once during 1997.

The Compensation Committee, which currently consists of Messrs.
Morgens, Jackson and Scaturro, sets and reviews the compensation of executive officers. The Compensation Committee held no meetings during 1997.

The Incentive Compensation Committee, which currently consists of Messrs. Morgens, Jackson and Scaturro, administer the Company's 1993 Stock Option and Incentive Plan. The Incentive
Compensation Committee met once in 1997.

The Nominating Committee, which currently consists of Messrs. Morgens and Scaturro, recommends to the full Board persons for nomination as directors. In considering persons to nominate, the Nominating Committee will consider persons nominated by shareholders. Shareholders who wish to nominate persons for election as directors must comply with the advance notice provisions of the Company's By-laws. A copy of such provisions is available upon request to the Secretary. The Nominating Committee held no meetings during 1997.

The Strategy Committee, which currently consists of Messrs.
Fleming, Delavan and Jackson, was formed for the purpose of developing a strategic direction for the Company. The Strategy
Committee held three meetings during 1997.

Director Compensation

Each non-officer director is currently paid a fee of $500 per quarter and an attendance fee of $750 for each meeting of the Board, and $500 for each other committee meeting attended.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of Common Stock, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during 1997, all filing requirements applicable to its officers, directors, and greater-than-ten-percent shareholders were complied with.


COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last three years awarded to or earned by the two persons who served as Chief Financial Officer during 1997 and the other executive officers of the Company during 1997.

                                                                     Long Term
                                                                    Compensation
                                                                       Awards
                                    Annual                Other      Securities
   Name and Principal            Compensation             Annual     Underlying    All Other
        Position          Year      Salary      Bonus  Compensation   Options    Compensation(1)
John P. Delavan            1997      $175,000       $0          $0             0        $1,000
President and Chief        1996        90,865        0           0       233,334           100
Executive Officer          1995             0        0           0             0             0

Jonathan G.  Usher         1997      $283,894       $0          $0             0        $1,000
V-President -Finance &     1996       145,000        0           0             0         1,000
Chief Financial Officer    1995       145,000   25,000           0             0         1,000
(2)

Roger T. Burbage           1997      $120,309       $0          $0       100,000          $100
Chief Financial Officer    1996             0        0           0             0             0
(3)                        1995             0        0           0             0             0

(1)  Represents premiums paid for life and disability insurance coverage, and matching contributions by the Company under the Intrenet Employee Retirement Savings Plan(401(k) Plan).
(2)  Mr. Usher served as Vice President - Finance and Chief Financial Officer through May 16,
1997. Includes amounts paid as severance benefits and exercised option compensation.
(3)  Mr. Burbage has served as Chief Financial Officer since March 10, 1997.


Option Grants in 1997

The following table sets forth information with respect to options to purchase Common Stock granted to the persons named in the Summary Compensation Table in 1997. The table also shows the potential gain that could be realized if the fair market value of the Company's Common Stock were to appreciate at either a 5% or 10% annual rate over the period of the option term.

                            Number of     % of Total                             Potential Realizable Value
                           Securities       Options                              at Assumed Annual Rates of
                           Underlying     Granted to                             Stock Price Appreciation for
                             Options     Employees in    Exercise   Expiration   Option Term
         Name            Granted (#)(1)   Fiscal Year  Price ($/sh)    Date          5%             10%
Roger T. Burbage             100,000          40%         $2.125     03/10/02      $58,123       $128,936


(1)  The Company has not granted any stock appreciation rights (SARs).


Option Exercises and Company's Year-End Values

Shown below is information with respect to the unexercised options to purchase the Company's Common Stock granted in 1997 and prior years to the persons named in the Summary Compensation
Table and held by them at December 31, 1997.

                            Shares               Number of Securities          Value of Unexercised
                           Acquired     Value    Underlying Unexercised        In-the-Money Options at
          Name           On Exercise   Realized  Options at December 31, 1997  December 31, 1997(1)

                                                   Exercisable   Unexercisable   Exercisable   Unexercisable
John P. Delavan                  ---         ---        100,000        133,334        $75,000       $100,000

Jonathan G. Usher             57,000     $92,000            ---            ---            ---            ---

Roger T. Burbage                 ---         ---        100,000            ---         75,000            ---

(1) The closing price of the Company's Common Stock as reported by NASDAQ for December 31, 1997 was $2.875. Value is calculated as the difference between the exercise price and $2.875, multiplied by the number of shares underlying "in-the-money" options.


Employment Contracts and Change in Control Arrangements

The Company has an employment agreement with Mr. Delavan for a term through June 30, 1998. The agreement provides for an annual base compensation of $175,000. The agreement may be terminated by the Company's Board of Directors with or without "cause". If the Company terminates the agreement without cause during the first two years of the term, Mr. Delavan would be entitled to receive an amount equal to the base compensation payable for the remaining portion of such two-year period. If the Company terminates the agreement with cause, or if Mr. Delavan terminates the agreement, dies or becomes disabled, there is no similar payment.

Effective January 30, 1997, the Company and Mr. Usher entered into an agreement regarding his employment. Mr. Usher agreed to remain an employee of the Company through May 16, 1997 or for such other period that both parties agree and to assist in the transition of certain of his responsibilities to a new Chief Financial Officer. When Mr. Usher's employment was terminated, the Company agreed to pay him a severance payment equal to $145,000, to extend the exercise period of his options through May 15, 1999 and provide certain other post-employment benefits.

On March 10, 1997, the Company entered into an employment agreement with Roger T. Burbage to serve as Chief Financial Officer for a period of two years. The agreement provides for an annual base compensation of $150,000. The agreement may be terminated by the Company's Board of Directors with or without "cause". If the Company terminates the agreement without cause during the first two years of the term, Mr. Burbage would be entitled to receive an amount equal to the base compensation payable for the remaining portion of such two-year period. If the Company terminates the agreement with cause, or if Mr. Burbage terminates the agreement, dies or becomes disabled, there is no similar payment.

Option Plans

On August 15, 1992, the Board of Directors adopted the Company's 1992 Non-qualified Stock Option Plan (the "1992 Plan"). The 1992 Plan authorized the Board of Directors to grant options to purchase up to 590,000 shares of Common Stock. Recipients of the options were employees of the Company or its affiliates and certain independent contractors. No further options may be granted under the 1992 Plan. At December 31,1997, there were a total of 35,000 options outstanding under the 1992 Plan. These options were extended to August 15, 1999.

On April 6, 1993, the Board of Directors adopted the Company's 1993 Stock Option and Incentive Plan (the "1993 Plan"). The 1993 Plan was approved by shareholders on May 19, 1993. The 1993 Plan authorizes the Incentive Compensation Committee of the Board of Directors to make awards of non-qualified and incentive stock options and restricted stock to officers or key employees of the Company and its subsidiaries. The total number of shares of Common Stock available for awards is 1,000,000, subject to antidilution adjustments. The 1993 Plan will terminate no later than April 6, 2003. At December 31, 1997, 786,334 unexercised options were outstanding under the 1993 Plan.

Compensation Committee Interlocks and Insider Participation

During 1997, the Compensation Committee included, Messrs.
Morgens, Jackson and Scaturro.   No member of the Compensation
Committee is involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.

Compensation Committee Report on Executive Compensation

General. The Compensation Committee decides, or recommends to the Board for its decision, all matters of policy relating to compensation of executive management. During 1997, the Compensation Committee consisted of Messrs. Morgens, Jackson and Scaturro. The Incentive Compensation Committee approves grants of stock and options to purchase stock under the 1993 Stock Option and Incentive Plan. During 1997, the Incentive Compensation Committee consisted of Messrs. Morgens, Jackson and Scaturro.

Compensation programs for the Company's executive officers are designed to attract, retain and motivate employees who will contribute to achievement of corporate goals and objectives. Elements of executive compensation include salaries, bonuses, and awards of stock and options to purchase stock, with the latter two being discretionary. The Incentive Compensation Committee takes into account factors relevant to the specific compensation component being considered, including compensation paid by other business organizations of comparable size and complexity, the generation of income and cash flow by the business, the attainment of annual individual and business objectives and an assessment of business performance against peer groups of companies in the Company's business.

CEO Compensation.  No actions were taken with respect to John
P. Delavan's compensation nor was he granted any stock options in 1997.

	The Compensation Committee

        				Edwin H. Morgens
        				Eric C. Jackson
        				Philip Scaturro


COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total shareholder return on the Common Stock for the last five years with a cumulative total return on the NASDAQ Stock Market (US) Index (the "NASDAQ Index") and the NASDAQ Trucking and Transportation Stock Index (the "Trucking Index") over the same period assuming the investment of $100 in the Company's Common Stock, the NASDAQ Index and the Trucking Index on January 2, 1993. The shareholder return shown on the graph is not necessarily indicative of future performance.


                01/02/93 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97

Intrenet          100.00   383.33   400.00   155.56   211.11   255.56
NASDAQ Index      100.00   114.79   112.21   158.69   195.18   239.57
Trucking Index    100.00   121.49   110.17   128.46   141.78   181.59


NO GRAPH AVAILABLE


APPOINTMENT OF AUDITORS

The appointment of Arthur Andersen LLP as auditors for the Company during 1998 is recommended by the Audit Committee of the Board of Directors and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event that the votes cast against the proposal exceed those cast in favor, the selection of auditors will be made by the Board of Directors. A representative of Arthur Andersen LLP is expected to be present at the meeting and will be given an opportunity to make a statement if he desires and to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR the ratification of the selection of Arthur Andersen LLP as auditors for the Company during 1998.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of Common Stock owned by any person (including any group) known by management to beneficially own more than 5% of the Common Stock as of March 27, 1998. Unless indicated otherwise in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                               Number of Shares        Percent
Name and Address of                              Beneficially             of
Beneficial Owner                                    Owned               Class

Morgens, Waterfall, Vintiadis &
Company, Inc. (1)                                 2,903,734             20.4%
10 East 50th Street, 26th Floor
New York, NY  10020

Hanseatic Corporation and
Wolfgang Traber (2)                               2,753,923             19.3%
450 Park Avenue
Suite 2302
New York, NY   10022

Allen Holdings, Inc., et al. (3)                  2,509,660             17.6%
711 Fifth Avenue
New York, NY  10022

Brookhaven Capital Management Co., Ltd. (4)        707,223               5.0%
3000 Sandhill Road, Building 4, Suite 130
Menlo Park, CA 94025

(1) The source of the information relating to this group of shareholders is Amendment No. 2 to a statement filed with the Securities and Exchange Commission by such group and dated January 19, 1993. Other members of the group are: Phoenix Partners, Betje Partners, Phaeton International N.V., Morgens, Waterfall, Vintiadis Investments N.C., Restart Partners, L.P., Restart Partners II, L.P., Morgens, Waterfall, Vintiadis & Co., Inc. Employees' Profit Sharing Plan, Morgens Waterfall Income Partners, Edwin H. Morgens and Bruce Waterfall. Mr. Morgens is a director of the Company. Each member of the group has disclaimed beneficial ownership of the securities owned by other members of the group.

(2) The source of the information relating to this group of shareholders is a statement filed with the Securities and Exchange Commission by such group and dated January 19, 1993.
Mr. Traber and management officials of Hanseatic Corporation share beneficial ownership of the securities owned by the group.

(3) The source of the information relating to this group of shareholders is a statement filed with the Securities and Exchange Commission by such group and dated January 8, 1997. Other members of the group are Allen & Company Inc., Allen Value Partners, L.P., and Allen Value Limited. According to such statement, the number of shares beneficially owned by the group are: Allen Holdings, Inc. - 2,509,659; Allen & Company Inc. - 313,442; Allen Value Partners, L.P. - 1,962,545 and Allen Value Limited - 233,673. Philip Scaturro, a director of the Company, is Executive Vice President and a Managing Director of Allen & Company, Inc.

(4) The source of the information relating to this group of shareholders is a statement filed with the Securities and Exchange Commission by such group and dated October 26, 1994. Other members of the group are: Cadence Fund, L.P., Vincent A. Carrino and Daniel R. Coleman. Certain members of the group have disclaimed beneficial ownership of Common Stock by other members of the group.


SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of Common Stock beneficially owned by all directors and nominees, each of the persons named in the Summary Compensation Table and directors, nominees and executive officers as a group as of March 27, 1998. Unless indicated otherwise in a footnote, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                            Number of Shares        Percent
                Name of                       Beneficially             of
            Beneficial Owner                     Owned               Class

Roger T. Burbage                                100,000       (1)      *

John P.  Delavan                                143,500       (1)     1.0%

Ned N. Fleming, III                              47,000       (2)      *

Eric C. Jackson                                 322,673       (3)     2.3%

Edwin H. Morgens                               2,903,734      (4)    20.4%

Thomas J. Noonan, Jr.                            30,610                *

Philip Scaturro                                2,509,660      (5)    17.6%

All directors, nominees and executive          6,057,177      (6)    42.5%
officers as a group (7 persons)

* Less than one percent

(1) Includes 100,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days.

(2)  Includes 24,000 shares held by Mr. Fleming's minor children.

(3) Includes 322,673 shares as to which Mr. Jackson shares voting and investment power.

(4) Represents shares owned of record by various entities who may be deemed affiliates of Mr. Morgens. Mr.
Morgens has disclaimed beneficial ownership of such securities.

(5) Represents shares owned of record by various entities who may be deemed affiliates of Mr. Scaturro.

(6) Includes 200,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Great Basin Companies ("Great Basin"), a Salt Lake City-based truck dealership, is an affiliate of director Eric C. Jackson. In 1997, Great Basin sold approximately 144 tractors to unaffiliated leasing companies which leased the tractors to the Company's subsidiaries. The tractors had an aggregate fair market value of approximately $10.5 million. As selling dealer, Great Basin was paid a commission by the lessors equal to approximately 2% of the fair market value of the tractors. During 1998, the Company expects to lease an additional 100 tractors that will be sold by Great Basin to unaffiliated lessors. Such tractors will have an aggregate fair market value of approximately $7.5 million. The lessors will pay Great Basin a commission of approximately 2%. The terms of the leases entered into with such leasing companies are the result of arm's-length negotiations between the Company and the lessors. The Company believes that the involvement of Great Basin as selling dealer has not resulted and will not result in lease terms that are less favorable to the Company than would otherwise be available to it. The Company also purchases maintenance parts and services from Great Basin from time to time. Total payments to Great Basin in 1997 for these services were $466,000.


SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 1999
Annual Meeting of Shareholders is December 15, 1998.


ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K for 1997 as filed with the Securities and Exchange Commission, including financial statements, but excluding exhibits, may be obtained without charge upon request to Secretary, Intrenet, Inc., 400 Technecenter Drive, Suite 200, Milford, Ohio 45150, (513) 576-6666.


INCORPORATION BY REFERENCE

To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Compensation Committee Report on Executive Compensation" and "Comparative Stock Performance" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.